Exhibit 4.(a). 17

Unofficial Translation

     [State Emblem]

The State of Israel
    Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 57

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 55

1.	The contents of sub-section 55.4, shall be marked as sub-section 55.4 (a2).

2.	In sub-section55.4, before sub-section (a2) shall come:

a)	A first page, separate, printed, that will detail clearing and accurately without any additions or changes in handwriting, the following (hereinafter-"the main plan details page"):

(1)
The name of the Licensee or its logo, the details of the Licensee's representative that executed the agreement, the date of the transaction execution, the subscriber's details including his name, I.D. number, address, telephone number that the agreement pertains to, an additional telephone number of the subscriber to where notices regarding the usage amount of a web surfing plan as set forth in article 75D will be sent and the MRT handset model, if included in the agreement; notwithstanding the beginning of section (a) the aforementioned details in that sub-section , except for the Licensee's name or logo, can be handwritten;

(2)	The commitment period, if one exists, and the termination date. For this sub-section, "commitment"-as defined in section 56.1A;

(3)
All of the tariffs according to which the Licensee will charge the subscriber for the services requested by the subscriber upon execution of the agreement, as well as the rates of each fixed payment, if there are any, in the agreement;

The service tariffs shall be displayed in a 2 columned chart- "name of the service" and "price of the service";

For web surfing packages as defined in section 75D-the unit tariff for the service not included in the package shall be displayed next to the chart in the same values as those in the chart;

(4)
The total price of the handset and ancillary accessories that are purchased at the time of execution of the agreement (hereinafter-the equipment), and if the Licensee and subscriber agree to a payment schedule for the equipment-the amount of each payment;

(5)	Any benefit as defined in article 64.1A, while indicating the benefit value and the exact period when the benefit will be given;

(6)	The calculation method of the amount that the subscriber will be required to pay for breaching the agreement as defined in article 56.1A;

(7)
For a business subscriber-information regarding the increase of tariffs during the commitment period, if such a possibility exists as part of the subscriber agreement conditions, including the date and amount of the tariff increase;

(8)	Information regarding the balance of payment and/or the cancellation of a benefit for equipment purchased from the Licensee, in a previous agreement;

(9)
The Licensee's commitment to pay to the subscriber of another MRT licensee that became its subscriber, the payment that the said subscriber will be required to pay to the other MRT licensee for breach of this commitment to the other MRT operator and the distribution manner of said payment.

For this matter-"commitment"-as defined in article 56.1A;

(10)
A subscriber's declaration that he has read the page and received a copy at the time of execution of the agreement. Next to the declaration, there should be an original signature of the subscriber and the details of the Licensee's representative that executed the agreement and his original signature. The declaration shall appear at the end of the main plan details page.

(a1)	(1)
a separate page, printed, upon which the subscriber will be required to mark his choice regarding the accessibility of each phone number that the agreement refers to, services, as detailed in annex E 2 (hereinafter-"service access form" or "form"). The form shall come after the main plan details page;

(2)
If the subscriber does not mark his choice to be accessible to the detailed service in the form, the Licensee shall block the access possibility for the phone number that the subscriber agreement refers to. The aforesaid in this sub-section shall not apply to outgoing international calls;

(3)
A subscriber may request from the Licensee at any time, in writing or by phone, to change his choice regarding accessibility to the services detailed in the form (hereinafter in this section-"subscriber's request"). A first change shall be done free of charge. The Licensee shall execute the subscriber's request only after he has identified the subscriber. The request shall be available at the Licensee, for hearing it or presenting it, according to the matter, to the Director, within five (5) working days from the request date. The subscriber's request shall be executed within thirty (30) minutes from the request time.

(4)
The Licensee shall include in the telephone bill following the subscriber's request a notice regarding the execution of the request and the date of the execution. The said telephone bill shall be available at the Licensee for presentation to the Director, within five (5) working days from the date the bill is prepared;

(5)
The Licensee shall include the service access form in the telephone bill of each subscriber that has not yet responded to the form, at least twice during the twelve (12) months from March 13, 2011. The Licensee shall first include the form with the said telephone bill of the subscriber, during the first month from the said date.

(6)
A subscriber that did not relay to the Licensee his response to the service access form, at the end of the twelve (12) months set forth in sub-section (5), shall be blocked for receiving all services detailed in the form, except for outgoing international call services, within seven (7) working days from the end of the twelve (12) months.

The Licensee shall notify the subscriber about the blocking in the first telephone bill after the blocking. The said telephone bill shall be available at the Licensee for presentation to the Director, within five (5) working days from the day it is sent to the subscriber.

(7)	The Licensee shall publish the form on its internet site within seven (7) working days from March 13, 2011.

3.
At the end of article 55.4 shall come "the aforesaid in sub-section (a) shall not apply to the subscribers detailed in sub-sections (b) and (d) to the definition of "business subscriber" in article 1 of the License.

4.	In sub-section 55.4 (b) instead of "discontinuing service" shall come "total termination".

5.	In article 55.5 shall come:

"55.5           In an agreement in the presence of the Licensee's representative and the subscriber, the Licensee shall act as follows:

(a)
Before signing the agreement, the representative shall present the person applying to become a subscriber of the Licensee (hereinafter-"the applicant") with a printed copy of the subscriber agreement and shall allow him to review it;

(b)
Upon signing the agreement, the applicant and Licensee representative shall sign the originally copy of the subscriber agreement that was presented for the applicant's review. After the said signature the Licensee representative shall give the subscriber a copy of the subscriber agreement upon which the Licensee representative's and applicant's original signatures appear;

(c)
After execution of the aforesaid in sub-section (a) and (b), the Licensee representative may ask the subscriber to sign an additional copy of the subscriber agreement identical to the one originally signed, by using electronic means;

(d)
The Licensee shall keep a signed copy of the subscriber agreement; the said copy shall be available at the Licensee for presentation to the Director, within  five (5) working days from the date of the agreement;

(e)
If the subscriber requests to make changes to the agreement conditions, including a request to receive additional services, cancel services or to join a service package-the subscriber shall receive at the time of the change, a printed notice that bear's the Licensee's name or logo, in which the details of the change executed are listed, the date they become effective and the full name of the Licensee representative and the subscriber and their original signatures. The signed notice shall be available at the Licensee for presentation to the Director within five (5) working days from the date of the subscriber's request.

55.6           If the Licensee publishes on its internet website a tariff plan, including tariff plans that include the purchase of MRT equipment, the said publication shall also include the subscriber agreement conditions regarding that tariff plan, including the details on the "main plan details page"."

Amendment of Article 55A

6.	After article 55 shall come:

"	55A Long Distance Purchase

55A.1	In a long distance purchase as defined in article 14c of the Consumer Protection Law, 1981 ("long distance purchase"), the Licensee shall act as follows:

(a)
Shall send to the subscriber a document that includes all of the details set forth in sub-sections 55.4 (a2) until 55.4 (h), as well as the "main plan details page" and the "service access form" marked in accordance with the subscriber's choices, as notified to the Licensee's representative (hereinafter- "agreement conditions document"). In the agreement conditions document, the full name of the Licensee's representative that executed to agreement and the subscriber's name should be noted. The agreement conditions document shall be sent to the subscriber by regular mail or by electronic mail or facsimile if the subscriber agreed; a copy of the agreement conditions document shall be available at the Licensee for presentation to the Director, within five (5) working days from the date of the agreement execution. If the Licensee sends the agreement conditions document by electronic mail or facsimile, the approval receipt should also be available at the Licensee for presentation to the Director, within five (5) working days from the date of sending the said document;

(b)
If the subscriber requests to make changes to the agreement conditions document, including a request to receive a service or a service package-the Licensee shall send the subscriber a printed notice that bear's the Licensee's name or logo, in which the details of the change executed are listed, the date they become effective and the full name of the Licensee representative and the subscriber. The notice shall be available at the Licensee for presentation to the Director within five (5) working days from the date of the subscriber's request.

The notice shall be sent to the subscriber by regular mail or by electronic mail or facsimile if the subscriber agreed. If the Licensee sends the notice by electronic mail or facsimile, the approval receipt should also be available at the Licensee for presentation to the Director, within five (5) working days from the date of sending the notice;"

Amendment of Article 56A

7.
In Article 56A.2, at the end shall come "the Licensee shall publish on its internet website the subscriber agreement that does not include a commitment, including "the main plan details page" of the said agreement."

Amendment of Article 60

8.	The contents of Article 60.6 shall be marked as (a) and afterwards shall come:

"(b)         An explicit request may be made in one of the following manners:

(1)	A signed document by the subscriber that is sent to the Licensee;

(2)	An electronic mail sent by the subscriber to the Licensee;

(3)	A telephone call between the subscriber and the Licensee representative;

(4)	An SMS sent by the subscriber to the Licensee;

(5)	Registration in the Licensee's internet website;

The Licensee shall keep in its possession documentation regarding the subscriber's explicit request; the documentation shall be available at the Licensee for presentation to the Director, within five (5) working days from the date of the subscriber's explicit request.

For this matter-"documentation"-

For sub-section (b)(1)-a copy of the document;

For sub-section (b)(2)-a copy of the electronic mail;

For sub-section (b)(3)-a recording of the telephone call;

For sub-section (b)(4)-a copy of the subscriber's telephone bill that lists under the "call details", the details of the sms sent by the subscriber;

For sub-section (b)(5)-a copy of the approval receipt that was sent to the subscriber following his registration for the service;

Notes taken by the Licensee representative in the Licensee's information systems does not constitute documentation.

60.7	TheLicensee is not allowed to collect payment from the subscriber for a service unless it has documentation regarding the subscriber's explicit request to receive the service.

60.8
If the subscriber is charged for a service and notifies the Licensee that he did not request the service, the Licensee shall refund him the entire sum of that was charged for the service, if the Licensee does not have the documentation regarding the subscriber's explicit request to receive the service. The manner of handling the subscriber's complaints granting the refund shall be executed in accordance with the provisions regarding "overcharging" detailed in article 83A of the license."

Amendment of Article 61

9.
At the end of article 61.1 shall come "The Licensee shall keep a copy of the complaint and the written answer that was sent to the subscriber; the said copies shall be available at the Licensee for presentation to the Director, within five (5) working days from the date of sending the answer;"

Amendment of Article 61A

10.	In sub-section 61A.2 (b) instead of "disconnection of service" shall come "complete termination".

Amendment of Article 67

11.	Article 67.2 shall be cancelled.

12.	After article 67.5 shall come:

"67.5A A bill submitted to a business subscriber shall include the details set forth in sub-sections 9B (1) to 9B (4) in Appendix E1 of the License." In this section "business subscriber"-except for the subscribers detailed in sub-sections (b) and (d) of the definition of "business subscriber" in article 1 of the License.

13.
In article 67.6 at the end shall come "in addition, a business subscriber may request from the Licensee details in writing regarding the calculation manner of a "one time charge". The Licensee shall submit to the business subscriber the said details in writing regarding a "one time charge", within thirty (30) days from the date that the subscriber requested the matter from customer services or the person responsible for handling complaints of the public."

14.	After article 67.7 shall come:

"67.8
If the payment detailed in the telephone bill is done by debit bank payment or credit card, the said payment shall not be done before ten (10) days have passed from the date that the telephone bill was sent to the subscriber."

Amendment of Article 68

15.	In article 68 instead of the definition of "Disconnection of Service" shall come:

"“Complete Disconnection” – complete disconnection of all Licensee services to the subscriber;

“Termination of Service” - complete termination of any Licensee services to the subscriber;"

Amendment of Article 71

16.	In article 71.1 after "termination of service" shall come ""or complete disconnection".

17.	Instead of article 71.2 shall come:

"71.2The Licensee shall execute termination of service or complete disconnection, no later than one working day after the date noted by the subscriber in his notice; if no date was noted, the termination of service or complete disconnection shall be executed no later than one working day after the date the notice was given to the Licensee."

18.	After article 71.3 shall come:

"71.4
The Licensee shall send a written notice to the subscriber regarding termination of service or complete disconnection within one working day from the date the termination was executed. The notice should include among other details the date the termination was executed and in a notice regarding complete disconnection, the last date for sending the final bill, as set forth in sub-section 2.3(c)(2) in Appendix E to the License (hereinafter-"the final bill"). The said notice should be sent by regular mail or by electronic mail or facsimile, if the subscriber agreed to this. If the subscriber requests to suspend terminate services or to completely disconnect services at the Licensee's customer service center, the Licensee representative shall give him the said written notice when the request is made.

A copy of the said notice shall be available at the Licensee for presentation to the Director, within five (5) working days from the date it is sent. If the Licensee sends the notice by electronic mail or facsimile, the approval receipt should also be available at the Licensee for presentation to the Director, within five (5) working days from the date of sending;

71.5
After collecting the sum for payment as detailed in the final bill, the Licensee shall not be allowed to collect any payment from the subscriber, by means of payment that the subscriber provided, without the explicit written permission of the subscriber in advance, except for collection of payment for handsets that the subscriber purchased from the Licensee, and that the payment for the handset is carried out in payments as set forth in section 2.3(c)(2) in Appendix E of the License. A copy of the said subscriber agreement, shall be available at the Licensee for presentation to the Director, within five (5) working days from the date it was delivered to the Licensee.

Amendment of Article 74

19.	After article 74.2(b) shall come:

(c)	Any payment prior to the actual provision of the service, except for "PRE- PAID" service".

Amendment of Article 75D

20.	After article 75C shall come:

"	75D Notice of Utilization of Data Package

75D.1
The Licensee shall send an SMS to the subscriber when he has utilized 75% and 95% of his data package. The SMS will be sent to the telephone number of the subscriber and another telephone number of the subscriber as noted by the subscriber when the subscriber agreement was signed, as close as possible to the date of said utilization. The SMS shall include at least the following: the utilized amount of the package, the calculation date of the utilization (date and time) and the telephone number that the SMS refers to. For this matter, "data package"-the amount of units of a data package over the cellular internet in Israel (hereinafter-"data package service"), that is provided to a subscriber at a set tariff independent of the actual extent of the usage.

This section shall apply only when the tariff of the data package service unit, after full utilization of all data package service units that are included in the data package are more than 1.25 times the tariff of the data package service unit as part of the data package.

Amendment of Article 78

21.
Instead of sub-section 78.1(a) shall come "that sent the Director a written notice at least fourteen (14) days before the date the tariff becomes valid that details the new tariff and the tariff before the change. Notwithstanding the aforesaid, regarding the deduction of the tariff, the Licensee may send the Director the notice until one month after the deduction."

22.
Instead of sub-section 78.1(b) shall come "that sent an advanced written notice to any subscriber that joined the service, in which it notes the new tariff and the tariff before the change at least fourteen (14) days before the date the tariff becomes valid; Notwithstanding the aforesaid, regarding the deduction of the tariff, the Licensee may send the notice to the subscriber until one month after the deduction.

Said notice shall be sent to the subscriber by regular mail or through the telephone bill sent to the subscriber.

Amendment to Article 81

23.	In article 81 instead of "Termination of Service in accordance with article 71" shall come "complete disconnection in accordance with article 71".

Addition of Article 83A

24.	After article 83 shall come:

"	83A Overcharging

(a)	The Licensee shall document in its information technology systems any written or oral claim of a subscriber regarding overcharging that appears in a telephone bill;

(b)
The Licensee shall send an explanatory reply in writing to a subscriber regarding his disagreement, with details of the calculation manner or the reasons for rejecting the claim, in accordance with the matter, within twenty one (21) days of receipt of the claim. For this matter- "date of receipt of the claim"-

For a written claim-the date of receipt of the claim by the Licensee;

For an oral claim-the date the notice was given to the Licensee.

A copy of the said reply shall be available at the Licensee for presentation to the Director, within five (5) working days from the date it was sent. If the Licensee sent the answer by electronic mail or facsimile, the approval receipt shall be available at the Licensee for presentation to the Director, within five (5) working days from the date it was sent.

(c)
If the Licensee discovers that the subscriber was overcharged, it shall refund the overcharged amount in one payment without setting any conditions for its receipt, in addition to "linkage and interest differences" as defined in section1 of the Award of Interest and Linkage Law, 1961, for the period between the date the overcharged amount was collected and the date of actual refund, as detailed below:

(1)
The amount of the overcharged amount is more than 100 NIS (including VAT, linkage and interest)-the refund shall be deposited directly into the subscriber's bank account within three (3) working days from the date that the Licensee sent the said answer as set forth in sub-section (b).

(2)
The amount of the overcharged amount is less than 100 NIS (including VAT, linkage and interest)-the refund shall be executed by crediting the telephone bill following the date that the said written answer was sent as set forth in sub-section (b); in case the credit amount is greater than the following telephone bill amount, the balance shall be deposited in the subscriber's bank account within three (3) working days from the date that the telephone bill is sent to the subscriber, and the matter will be noted in the said telephone bill.

Addition of Article 113

25.	After article 112 shall come:

"	113.
The Licensee shall present and/or play to the Director upon his request, any recording and/or document regarding a subscriber, during the entire last commitment period of the subscriber, and in case the subscriber has not been in the commitment period for at least eighteen (18) months and for a year after the date of sending of the final bill to the subscriber, as set forth in section 2.3(c)(2) in Appendix E.

Amendment of Appendix E

26.	After sub-section 2.2(f) in Appendix E shall come:

"	(f) The Licensee may not make use of a telephone number in the MRT range for facsimile service in order to receive public complaints;

(g)
The access to all telephone call centers for receipt of calls regarding faults, loss or theft ("complaint center") shall be through a "collect call" service (1-800 service); the Licensee shall allow access to the complaint center from any national network;

(h)	Subject to the aforementioned in sub-section (g), the access to all telephone call centers regarding for the receipt of calls regarding Licensee services shall be through all of the following:

(1)	A network number to which the access is free of charge;

(2)	A "partially toll free call" service (1-700 service) or a "collect call" service (1-800 service)."

27.	Instead of article 2.3(c) shall come:

"If the subscriber and Licensee agree on payment by installments for a handset purchased by the subscriber from the Licensee and the commitment agreement of the subscriber with the Licensee is terminated before the subscriber has completed all payments for the handset purchased from the Licensee, the Licensee shall send the subscriber a final bill for the Licensee's services and afterwards may send the subscriber bills only for the handset.
Amendment of Appendix E1

28.	In article 9.e of Appendix E1, instead of "and refunds" shall come "refunds" and "linkage and credit differences" as detailed in article 60.8 and 83A".

29.	In article 9.f the words "refund or" shall be deleted.

Addition of Appendix E2

30.	After Appendix E1 shall come Appendix E2 attached.

Commencement

31.	This amendment shall become effective March 13, 2011.

(12 December 2010)

(sgd) ________________ Moshe Cachalon Minister of Communications

Appendix E1-Services Access Form

Access form for services through the cellular handset that are charged in the telephone bill

Name of the Licensee	Methods for sending the form: Address E-mail address Fax number

Date:______________

I, whose details appear below, request access to the services detailed below, for the telephone number noted in this form as follows:

Subscriber Details

Name of the subscriber/company:___ I.D./Company No.______ Address:____Telephone No._____

m	I wish to block all of the below detailed services

m	I wish to block some of the below detailed services

Mark X according to your choice and sign. For your information, not marking shall mean blocking the possibility to receive service except for outgoing international call services.

Number	Type of Service	Block	Open	Subscriber's Signature
1.	Cellular internet data service via the handset (if you choose to block, you will not be able to receive the service	m	m
2.	Service from category 1* a. b. c.	m	m
3.	Service from category 2* a. b.	m	m
4.
Outgoing international call service

a.  If you marked under "international calls" "open", mark whether you are interested in allocation to a specific international operator.

☐ Yes ("00" dialling open)

☐ No ("00" dialling blocked)

b.  If you marked "yes" in section 4a, choose an international operator

☐ 012 Smile Telecom

☐ 013 Netvision

☐ Bezek International

☐ 018 Xphone

☐ Telzar
m
Signing this agreement in the presence of a Licensee representative-I declare that this form was marked and signed by myself
Name of Licensee Representative:_______ Signature of Licensee Representative_____ Signature of Subscriber________________

*The types of categories and sub-categories of the services shall be determined after examining the treatment as set forth in the letter accompanying this license amendment